EXHIBIT 99.1

Corporate Contact:

Sylvia Wheeler

Vice President, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX® REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

PALO ALTO, Calif., August 4, 2010 — Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the second quarter ended June 30, 2010.  Net income for the second quarter of 2010 was $17.3 million compared to a net loss of $22.1 million for the second quarter of 2009.  The company received milestone payments of $30.0 million from Takeda Pharmaceutical Company Limited for database lock of the Hematide™/peginesatide Phase 3 clinical trials. Due to the recognition of revenue from these milestone payments, Affymax was profitable in the quarter ended June 30, 2010. The company continues to expect to incur substantial losses for the foreseeable future.

Affymax recognized revenue for the quarter ended June 30, 2010 of $54.3 million compared to $26.9 million for the quarter ended June 30, 2009.  The increase in revenue was the result of its collaboration with Takeda, including the milestone payments.

Research and development expenses for the quarter ended June 30, 2010 were $28.9 million compared to $40.8 million for the quarter ended June 30, 2009.  The decrease was primarily due to the completion of the treatment and follow up of the company’s Phase 3 clinical trials at the start of 2010.

General and administrative expenses for the quarter ended June 30, 2010 were $8.2 million compared to $8.7 million for the quarter ended June 30, 2009.  The decrease was primarily due to lower legal fees.

The company’s cash, investments and receivables from Takeda totaled $167.2 million as of June 30, 2010, including $30.0 million in milestone payments.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s product candidate, Hematide™/peginesatide, recently completed Phase 3 clinical trials for the treatment of anemia associated with chronic renal failure.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding financial condition, the continuation and success of the Company’s collaboration with Takeda, timing, design and results of the Company’s clinical trials and drug development program and registration strategy and the timing and likelihood of the commercialization of Hematide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to timing of and regulatory requirements for approvals, including the FDA’s interpretation of the data from the Phase 3 studies, in particular with respect to the secondary analyses in the non-dialysis patients, the continued safety and efficacy of Hematide in clinical development, the timing of patient accrual in ongoing and planned clinical studies, regulatory requirements and approvals, research and development efforts, the factors affecting the commercial potential of Hematide, industry and competitive environment, intellectual property rights and disputes, financing requirements and ability to access capital, and other matters that are described in Affymax’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

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AFFYMAX, INC.

UNAUDITED CONDENSED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$64,178	$125,296
Short-term investments	77,651	35,292
Receivable from Takeda	10,275	18,561
Income taxes receivable	125	1,443
Deferred tax assets	1,443	1,443
Prepaid expenses and other current assets	8,465	8,704
Total current assets	162,137	190,739
Property and equipment, net	4,682	5,469
Restricted cash	1,135	1,135
Long-term investments	15,132	7,978
Deferred tax assets, net of current	5,797	5,797
Other assets	253	392
Total assets	$189,136	$211,510

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,467	$464
Accrued liabilities	11,528	12,594
Accrued clinical trial expenses	30,690	39,499
Deferred revenue	44,054	71,972
UBS loan	5,378	9,192
Total current liabilities	94,117	133,721
Long-term income tax liability	9,425	9,425
Other long-term liabilities	1,454	1,459
Total liabilities	104,996	144,605

Stockholders’ equity
Common stock	24	24
Additional paid-in capital	449,483	441,795
Accumulated deficit	(365,413)	(374,859)
Accumulated other comprehensive income (loss)	46	(55)
Total stockholders’ equity	84,140	66,905
Total liabilities and stockholders’ equity	$189,136	$211,510

AFFYMAX, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Collaboration revenue	$54,341	$26,918	$88,987	$52,767
License and royalty revenue	5	5	9	9
Total revenue	54,346	26,923	88,996	52,776
Operating expenses:
Research and development	28,909	40,778	62,002	81,225
General and administrative	8,172	8,689	17,591	16,106
Total operating expenses	37,081	49,467	79,593	97,331
Income (loss) from operations	17,265	(22,544)	9,403	(44,555)
Interest income	83	261	180	662
Interest expense	(35)	(1)	(69)	(1)
Other income (expense), net	(1)	161	(68)	—
Net income (loss) before benefit for income taxes	17,312	(22,123)	9,446	(43,894)
Benefit for income taxes	—	(31)	—	(62)
Net income (loss)	$17,312	$(22,092)	$9,446	$(43,832)
Net income (loss) per share:
Basic	$0.71	$(1.17)	$0.39	$(2.48)
Weighted-average number of shares used in computing basic net income (loss) per share	24,219	18,894	24,076	17,698
Diluted	$0.70	$(1.17)	$0.38	$(2.48)
Weighted-average number of shares used in computing diluted net income (loss) per share	24,736	18,894	24,676	17,698